Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

PERPETUAL NON-CUMULATIVE PREFERRED STOCK, SERIES A

OF

TAYLOR CAPITAL GROUP, INC.

Taylor Capital Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that:

1.                                      On October 25, 2012, the Board of Directors of the Corporation (the “Board”), adopted resolutions duly authorizing a committee of the Board (the “Committee”) to act on behalf of the Board with respect to matters related to the issuance and sale of a new series of perpetual non-cumulative preferred stock, including determining the preferences, powers, rights and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, of the preferred stock.

2.                                      On November 15, 2012, the Committee, pursuant to the authority conferred upon it by Section 141(c) of the General Corporation Law of the State of Delaware, Section 5.1(c) of the Fourth Amended and Restated By-Laws of the Corporation and the resolutions of the Board adopted October 25, 2012, duly adopted the following resolution:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board”) in accordance with the Fourth Amended and Restated Certificate of Incorporation of the Corporation, a series of preferred stock, par value $0.01 per share, of the Corporation be and hereby is created, designated as Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”), and that the designation and number of shares of such series, and the relative rights, preferences and limitations thereof are as follows:

ARTICLE I

DEFINITIONS

As used in this Certificate of Designations, the following terms shall have the meanings set forth below:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Chicago, Illinois are not authorized or obligated by law, regulation or executive order to close.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Dividend Payment Date” shall have the meaning set forth in Article II, Section 3(a) hereof.

“Dividend Period” shall have the meaning set forth in Article II, Section 3(a) hereof.

“Junior Stock” means the Common Stock, the Nonvoting Preferred Stock and any other class or series of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Nonpayment” shall have the meaning set forth in Article II, Section 6(b) hereof.

“Nonvoting Preferred Stock” means the Nonvoting Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Parity Stock” means the Series B Preferred Stock and any other class or series of stock of the Corporation that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Preferred Stock Director” shall have the meaning set forth in Article II, Section 6(b) hereof.

“Redemption Price” shall have the meaning set forth in Article II, Section 5(a) hereof.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock, (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

“Series B Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, of the Corporation.

ARTICLE II

SERIES A PREFERRED STOCK

1.                                      Designation. The distinctive serial designation of such series is “Perpetual Non-

Cumulative Preferred Stock, Series A.” Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

2.                                      Number of Shares. The number of shares of Series A Preferred Stock shall be 4,000,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. The Corporation shall have authority to issue fractional shares of Series A Preferred Stock.

3.                                      Dividends.

(a)                                 Rate. Holders of Series A Preferred Stock shall be entitled to receive, if, as and when declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25 per share of Series A Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series A Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference of $25 per share at a rate per annum equal to 8.00%. The record date for payment of dividends on the Series A Preferred Stock shall be the fifteenth calendar day preceding such Dividend Payment Date. The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(b)                                 Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series A Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)                                  Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock for the then-current Dividend Period have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during such dividend period. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears. If the Board or any duly authorized committee of the Board determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series A Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, dividends as may be determined by the Board or any duly authorized committee of the Board may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.

4.                                      Liquidation Rights.

(a)                                 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holder of Series A Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 4(a).

(b)                                 Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(c)                                  Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(d)                                 Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

5.                                      Redemption.

(a)                                 Optional Redemption. Except as described below, the Series A Preferred Stock shall not be redeemable by the Corporation prior to February 15, 2018. The Corporation, at the option of the Board or a duly authorized committee thereof, subject to the approval of the Appropriate Federal Banking Agency and to the satisfaction of any conditions precedent to redemption set forth in the capital guidelines or regulations of the Appropriate Federal Banking Agency, may redeem in whole or from time to time in part the shares of Series A Preferred Stock at the time outstanding, on any Dividend Payment Date on or after February 15, 2018 upon notice given as provided in Section 5(c) below, at the Redemption Price in effect at the redemption date as provided in this Section 5(a). The “Redemption Price” for shares of Series A Preferred Stock shall be $25 per share, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date).  Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at any time prior to February 15, 2018, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem as provided in Section 5(c) below, and subsequently redeem, all (but not less than all) of the shares of Series A Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.

(b)                                 No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

(c)                                  Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 5(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; and (iv) if shares of Series A Preferred Stock are evidenced by definitive certificates, the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

(d)                                 Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(e)                                  Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares.

6.                                      Voting Rights.

(a)                                 General. The holders of Series A Preferred Stock shall not have any voting rights and will not be entitled to elect any directors of the Corporation, except as set forth below or as otherwise from to time required by law. Each holder of Series A Preferred Stock will have one vote per share on any matter in which holders of such shares are entitled to vote, including when acting by written consent.

(b)                                 Right to Elect Two Directors upon a Nonpayment Event.

(i)                                     Voting Right. If and whenever dividends on the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section have been conferred and are exercisable, including the Series B Preferred

Stock, have not been declared and paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) (each such event, a “Nonpayment”), the authorized number of directors constituting the Board shall automatically be increased by two, and the holders of the Series A Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Board shall at no time include more than two such directors. Each such director elected by the holders of shares of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends is a “Preferred Stock Director.” No person may be elected as a Preferred Stock Director who would cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which the Corporation’s securities may then be listed or traded that listed or traded companies must have a majority of independent directors.  The Preferred Directors shall each be entitled to one vote per director on any matter.

(ii)                                  Election; Notice. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series A Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 6(b)(i) above, the President, the Chairman of the Board, or a majority of the Board may, and within 20 days after the written request of any holder of Series A Preferred Stock (addressed to the Board at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series A Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in this Section.  Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s by-laws for a special meeting of the stockholders.

(iii)                               Removal; Vacancy.  The Preferred Stock Directors elected at any such special meeting or annual meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to this Section. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series A Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section.

(iv)                              Termination of Voting Right. Whenever full dividends have been declared and paid regularly on the Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends for at least four consecutive Dividend Periods, then the right of the holders of Series A Preferred Stock to elect such additional two directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any Nonpayment in respect of future Dividend Periods) and the terms of office of the Preferred Stock Directors will immediately terminate and the authorized number of directors constituting the Board will be reduced accordingly.

(c)                                  Approval Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation of the Corporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)                                     Amendment of Certificate of Incorporation. Any amendment, alteration or repeal of any provision of the certificate of incorporation or bylaws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of (x) any class or series of capital stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (y) any securities (other than capital stock of the Corporation) convertible into any class or series of capital stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock;

(ii)                                  Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation of the Corporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii)                               Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the shares of Series A

Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting corporation, are converted into or exchanged for preference securities of the surviving or resulting corporation or a corporation controlling such corporation that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and (y) the shares of Series A Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of Series A Preferred Stock.

(d)                                 Changes after Provision for Redemption. No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 6(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 5 above.

(e)                                  Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the holders voting as a single class, may be taken by the holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

7.                                      Conversion or Exchange. The holders of Series A Preferred Stock shall not have any rights to convert or exchange such Series A Preferred Stock into shares of any other class of capital stock of the Corporation.

8.                                      Rank. Notwithstanding anything set forth in the certificate of incorporation or this Certificate of Designations to the contrary, the Board or any authorized committee of the Board, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 6 hereof and the voting rights granted to the Series B Preferred Stock in the certificate of incorporation, any class of securities ranking senior to the Series A Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE III

MISCELLANEOUS

1.                                      Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

2.                                      Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation.

3.                                      Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

4.                                      Notices. All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given: (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at 9550 West Higgins Road, Rosemont, Illinois 60018 (Attention: Investor Relations), or (y) if to any holder of the Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the transfer agent of the Corporation) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

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Signature page follows.

IN WITNESS WHEREOF, Taylor Capital Group, Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on and as of this 19th day of November, 2012.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Brian T. Black
Name:	Brian T. Black
Title:	General Counsel and Corporate Secretary